UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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MATRIXX INITIATIVES, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MATRIXX INITIATIVES, INC.
8515 East Anderson Drive
Scottsdale, Arizona 85255
(602) 385-8888

NOTICE AND PROXY STATEMENT
For Annual Meeting of Stockholders
To Be Held on August 25, 2010

To Our Stockholders:

The annual meeting of stockholders of Matrixx Initiatives, Inc. will be held at the Matrixx Headquarters, 8515 E. Anderson Drive, Scottsdale, Arizona 85255, on August 25, 2010 at 10:00 a.m. (local time) for the following purposes:

1. To elect three directors to serve for a three-year term, or until their successors are elected;

2. To ratify the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011; and

3. To transact such other business as may properly come before the annual meeting or any adjournment thereof.

We cordially invite you to attend the annual meeting of stockholders. The Board of Directors has fixed the close of business on July 7, 2010 as the record date for the determination of stockholders entitled to receive notice of and to vote at the annual meeting or any adjournment thereof. You can vote your shares of our common stock at the annual meeting only if you are present at the annual meeting in person or by valid proxy. Admission to the annual meeting is limited to our stockholders and their proxies. If you hold your shares in “street” form through a broker or similar market intermediary rather than in your own name, you will be admitted to the annual meeting if you present a written affidavit or statement from the brokerage institution or market intermediary that is the registered holder of your shares showing that you were the beneficial owner of your shares as of the July 7, 2010 record date.

Your vote is important to us. Even if you plan to attend the annual meeting, please complete and sign the enclosed proxy card and mail it to us promptly in the return envelope. A copy of our 2010 Annual Report to Stockholders, which includes our fiscal 2010 financial statements, was first mailed with this Notice and Proxy Statement on or about July 15, 2010 to all stockholders of record as of the record date.

Your attention is directed to the attached Proxy Statement.

By order of the Board of Directors,

Samuel C. Cowley
Executive Vice President,
General Counsel and Secretary

Scottsdale, Arizona
July 15, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON AUGUST 25, 2010. Our Proxy Statement and 2010 Annual Report to Stockholders for the fiscal year ended March 31, 2010 are available at https://materials.proxyvote.com/57685L.

i

GENERAL INFORMATION

This Proxy Statement relates to the 2010 annual meeting of stockholders (the “Annual Meeting”) of Matrixx Initiatives, Inc. (“Matrixx” or the “Company”) to be held at 10:00 a.m. (local time) on August 25, 2010 at the Matrixx Headquarters, 8515 E. Anderson Drive, Scottsdale, Arizona 85255, or at such other time and place to which the Annual Meeting may be adjourned. Our headquarters are located one-quarter mile east of Arizona State Route 101 (Loop 101); take Exit 36 Princess Drive — Pima Road. The enclosed proxy is solicited by the Board of Directors of Matrixx (the “Board”) for use at the Annual Meeting. Our 2010 Annual Report to Stockholders, our proxy statement and the form of proxy relating to the Annual Meeting were first mailed on or about July 15, 2010 to record holders of our common stock entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

You should review the information contained in this Proxy Statement in conjunction with the financial statements, notes to financial statements, independent auditors’ reports and other information included in our 2010 Annual Report to Stockholders that was mailed to our stockholders with this Proxy Statement.

The 2010 Annual Report to Stockholders, this Proxy Statement and the proxy card are available at (https://materials.proxyvote.com/57685L).

What is the purpose of the Annual Meeting?

At the Annual Meeting, you will be asked to consider and act upon the following matters:

•	the election of three directors nominated herein to our Board to serve for a three-year term, or until their successors are elected;

•	the ratification of the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011; and

•	certain other matters that may properly come before the Annual Meeting or any adjournment thereof.

Who is entitled to vote at the Annual Meeting?

Stockholders of record at the close of business on July 7, 2010 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof. As of the Record Date, there were 9,399,987 shares of our common stock issued and outstanding. Each stockholder of record on the Record Date is entitled to one vote per share of common stock held by such stockholder on each matter of business to be considered at the Annual Meeting. There will be no cumulative voting.

What constitutes a quorum at the Annual Meeting?

A majority of our issued and outstanding shares of common stock entitled to vote, represented at the Annual Meeting in person or by proxy, will constitute a quorum for the Annual Meeting. If a quorum is present for any proposal, we will be permitted to conduct all of the business of the Annual Meeting. Proxies that we receive but are marked as abstentions (or “vote withheld”) will be included in our calculation of the number of shares considered to be present at the Annual Meeting.

How do I vote?

You can vote on matters to come before the Annual Meeting in four ways:

•	attend the Annual Meeting and cast your vote in person; or

•	vote by completing, dating and signing the enclosed proxy card and returning it to us (if you do this, you will authorize the individuals named on the proxy card (referred to as the proxy holders) to vote your shares according to your instructions or, if you provide no instructions, according to the recommendations of our Board); or

•	vote by calling the telephone number on your proxy card or voter instruction form; or

•	vote via the internet by going to http://www.proxyvote.com and entering the control number specified on your proxy card or voter instruction form.

Votes submitted via telephone, mail or the internet must be received by 11:59 p.m. (Eastern Daylight Time) on August 24, 2010. Submitting your vote via telephone, mail or the internet will not affect your right to vote in person at the Annual Meeting should you decide to attend the Annual Meeting. If you hold your shares through a broker or other custodian, please review the voting form used by that firm to see if it offers telephonic or internet voting.

Is my vote confidential?

Yes, your vote is confidential. Only the following persons have access to your vote: election inspectors; individuals who help with processing and counting votes; and persons who need access for legal reasons. If you write comments on your proxy card, your comments will be provided to the Company, but how you vote will remain confidential.

What are the Board’s recommendations?

A description of each item to be voted on at the Annual Meeting, including the Board’s recommendations as to voting on such items, is set forth elsewhere in this Proxy Statement. In summary, the Board recommends a vote FOR the election of the director nominees included in this Proxy Statement, as described under Proposal No. 1 and a vote FOR the ratification of the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered public accounting firm, as described under Proposal No. 2. If any other matter is properly brought before the Annual Meeting for a vote, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in the proxy holders’ own discretion.

What if I vote and then change my mind?

If you sign and mail us the enclosed proxy card and then wish to change your vote, you may revoke your proxy at any time before it is exercised by:

•	attending the Annual Meeting and voting in person; or

•	revoting by telephone or internet; or

•	completing, signing and delivering to us a new proxy card bearing a later date; or

•	sending written notice of revocation of your proxy to our Secretary at Matrixx Initiatives, Inc., 8515 E. Anderson Drive, Scottsdale, Arizona 85255.

What vote is required to approve each proposal?

For the election of directors, the nominees who receive the highest number of votes will be elected as directors.

Stockholder ratification of the appointment of Mayer Hoffman McCann P.C. is not required by our Bylaws or applicable law. However, our Board determined to submit such appointment to our stockholders for ratification as a matter of good corporate practice. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. Abstentions are counted as voted and broker non-votes are counted as unvoted for determining the approval of each matter submitted to the stockholders for a vote. A broker non-vote occurs when a stockholder’s shares are held in “street” form through a broker or similar market intermediary rather than in the stockholder’s own name. While brokers may vote your shares for some “routine matters” that properly come before the meeting, recent Securities and Exchange Commission (“SEC”) rules have eliminated broker discretionary voting for the election of directors. This means that your broker is unable to vote for directors on your behalf without receiving specific voting instructions to that effect. We encourage you to provide instructions so that your shares will be counted in the election of directors.

Will stockholders be asked to vote on any other matters?

The Board is not aware of any other matters that will be brought before the stockholders for a vote. If any other matters properly come before the meeting, the proxy holders will vote on those matters in accordance with the recommendations of the Board or, if no recommendations are given, in accordance with their own judgment. Stockholders attending the meeting may directly vote on those matters or they may vote by proxy.

Are proxies being solicited?

We are soliciting proxies for the Annual Meeting. We will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others who forward proxy materials to beneficial owners of our stock. Our solicitation will be by mail, telephone, or electronic means, except for any incidental personal solicitation made by our directors, officers and employees, who will receive no additional compensation for such solicitations. We also have made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. We will reimburse these record holders for their reasonable out-of-pocket expenses in this effort.

The extent to which our proxy soliciting efforts will be necessary depends upon how promptly proxies are submitted to us. In this regard, you should send your completed and signed proxy card without delay.

INFORMATION ABOUT OUR BOARD, ITS COMMITTEES AND
OUR CORPORATE GOVERNANCE

How often did the Board meet during fiscal 2010?

During the fiscal year ended March 31, 2010, the Board held seventeen meetings, either in person (including teleconference) or by written consent resolution. All directors attended or participated in at least 90% of the meetings of the Board and of the Board’s committees on which that director served. Members of the Board also consulted informally with management from time to time.

Do we have independent directors?

Yes, the Nasdaq Stock Market (“Nasdaq”) listing standards require that our Board have a majority of independent directors. The listing standards require that our Board make an “affirmative determination” that each director classified as independent does not have any relationship that would preclude independence under the listing standards.

How did the Board make its independence determinations?

In accordance with Nasdaq listing standards, the Board undertakes an annual review to determine which of its directors are independent. The review generally takes place in the first quarter of each fiscal year; however, directors are required to notify the Company of any changes that occur throughout the year that may impact their independence.

Based on the Board’s review, the Board has determined that during fiscal 2010 two of the Company’s seven directors were not independent and that five of the directors were independent. The five independent directors were Messrs. Clayton, Egan, Matthews and Zeher and Ms. Bush. Messrs. Hemelt and Cowley were not independent under the Nasdaq listing standards because of their employment with the Company. Mr. Hemelt assumed the Acting President and Chief Operating Officer duties in October 2008, was appointed President and Chief Executive Officer on August 28, 2009, and was appointed a director effective the same date. Mr. Hemelt will stand for election to the Board at the 2010 Annual Meeting. Mr. Cowley was first elected to the Board in July 2005 and in May 2008 he became our Executive Vice President, Business Development, General Counsel and Secretary.

What are the Committees the Board has established?

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee.

What are the responsibilities of the Audit Committee?

The Audit Committee, is a separately designated standing audit committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It is responsible for reviewing the accounting principles, policies, and practices followed by the Company in accounting for and reporting its financial results of operations, at least quarterly, and for retaining and meeting with the Company’s independent accountants. The Audit Committee meets from time to time with members of the Company’s accounting staff and, among other things, reviews the financial and risk management policies followed by the Company in conducting its business activities; the Company’s annual financial statements and related footnotes; the Company’s internal disclosure controls and procedures and system of internal controls regarding finance, accounting, legal compliance and ethics; and the performance and compensation of the Company’s independent accountants. The Audit Committee operates under a written Audit Committee Charter adopted by the Board. A current copy of the Audit Committee Charter is available on the Company’s website (www.matrixxinc.com). The Audit Committee consists of Mr. L. White Matthews, III (Chairman), Mr. William Egan, Mr. John Clayton and Ms. Lori Bush. The Audit Committee met eight times in fiscal 2010. The Board has determined that each of the members of the Audit Committee met the independence requirements of Nasdaq listing standards and the SEC during fiscal 2010. The Board has also determined that Mr. Matthews is an “audit committee financial expert,” as defined by SEC regulations. The report of the Audit Committee is set forth below under the heading “Report of the Audit Committee.”

What are the responsibilities of the Compensation Committee?

The responsibilities of the Compensation Committee are described below in the Compensation Discussion and Analysis under the heading “What are our processes and procedures for considering and determining executive compensation? — The Compensation Committee.” Also, as further described below in the Compensation Discussion and Analysis, the Compensation Committee engaged a compensation consultant, Towers Watson Consulting, formerly known as Towers Perrin (“Towers Watson”), to assist in recommending the form and amount of executive compensation for fiscal 2010.

What are the responsibilities of the Corporate Governance and Nominating Committee?

The Corporate Governance and Nominating Committee is responsible for identifying qualified individuals to become members of the Board, recommending Board nominees for each of the Board’s committees, recommending to the Board corporate governance principles and practices, and leading the Board in an annual review of its performance. The Corporate Governance and Nominating Committee operates under a written Corporate Governance and Nominating Committee Charter adopted by the Board and available on the Company’s website (www.matrixxinc.com). The Corporate Governance and Nominating Committee consists of Mr. John Clayton (Chairman), Mr. William Egan, and Mr. Michael Zeher. The Corporate Governance and Nominating Committee met four times in fiscal 2010. The Board has determined that each of the members of the Corporate Governance and Nominating Committee met the independence requirements of Nasdaq listing standards during fiscal 2010.

How are nominees for the Board selected?

As noted above, the Corporate Governance and Nominating Committee is responsible for evaluating individuals qualified to become members of the Board and recommending director nominees to the full Board.

Stockholder Nominees.  The Corporate Governance and Nominating Committee will consider director nominee recommendations by stockholders, provided the names of such nominees, accompanied by relevant biographical and other information, are properly submitted in writing to the Secretary of the Company in accordance with the procedures described for stockholder nominations below under the heading “How do we submit stockholder proposals or director nominations for the next Annual Meeting?” To be considered by the

Corporate Governance and Nominating Committee, each nominee, whether submitted by a stockholder or the Corporate Governance and Nominating Committee, must have a strong professional or other background with a reputation for integrity and responsibility. For additional criteria, see below under the heading “Director Qualifications.”

Director Qualifications.  To be considered by the Corporate Governance and Nominating Committee, each nominee must have experience relevant to the Company’s business in such areas (among others) as medicine, science, product research and development, finance and accounting, or product marketing. The nominee must be able to commit sufficient time to appropriately prepare for, attend, and participate in all Board and applicable Board committee meetings, as well as the annual meeting of stockholders, and must not have any conflicts of interest with the Company. The Corporate Governance and Nominating Committee also requires a certain number of director nominees to be independent, as defined under Nasdaq listing standards and SEC regulations, and that at least one member of the Audit Committee be an “audit committee financial expert.” In addition, the Corporate Governance and Nominating Committee also considers diversity with respect to viewpoint, skills and experience in determining the appropriate composition of the Board and identifying Director nominees. The Board is committed to following the Company’s policy of non-discrimination based on gender, race, age, religion or national origin.

Identifying and Evaluating Nominees for Directors.  The Corporate Governance and Nominating Committee seeks recommendations from Board members and, from time to time, other advisors in order to locate qualified nominees. All nominees, whether submitted by a stockholder or the Corporate Governance and Nominating Committee, are evaluated in the same manner by the Corporate Governance and Nominating Committee, based upon their qualifications, experience, interpersonal, and other relevant skills.

What is the Board’s Leadership Structure?

The Company separates the roles of Chief Executive Officer and Chairman of the Board to align the Chairman role with our independent directors and to further enhance the independence of the Board from management. Our Chairman works closely with our Chief Executive Officer to set the agenda for meetings and to facilitate information flow between the Board and management.

What is the Board’s Role in Risk Oversight?

Our Board plays an active role in risk oversight of the Company. The Board does not have a formal risk management committee, but administers this oversight function through various standing committees of the Board. The Audit Committee periodically reviews overall enterprise risk management, in addition to maintaining responsibility for oversight of financial reporting-related risks, including those related to the Company’s accounting, auditing and financial reporting practices. The Audit Committee also reviews reports and considers any material allegations regarding potential violations of the Company’s Code of Ethics. The Compensation Committee oversees risks arising from the Company’s compensation policies and programs. This Committee has responsibility for evaluating and approving the executive compensation and benefit plans, policies and programs of the Company. The Corporate Governance and Nominating Committee oversees corporate governance risks and oversees and advises the Board with respect to the Company’s policies and practices regarding significant issues of corporate responsibility.

How are directors compensated?

Under the Company’s Corporate Governance Principles, non-employee director compensation is reviewed periodically by the Board with the assistance of the Compensation Committee. Messrs. Hemelt and Cowley , who are employees of the Company, receive no additional compensation for their services as directors. Non-employee directors receive $20,000 in annual retainer fees and an additional $4,000 retainer fee for each committee on which the director participates. In addition to the respective committee retainers, the Chairman of the Audit Committee receives an additional annual retainer fee of $10,000; the Chairman of the Compensation Committee receives an additional annual retainer fee of $8,000; and the Chairman of the Corporate Governance and Nominating Committee receives an additional annual retainer fee of $5,000. The annual retainer fee for the Chairman of the Board is $50,000; the Chairman of the Board also receives the same Board and committee fees to which the other non-employee directors are entitled. In September 2009, the Board approved a per-meeting fee of $750.00 for each of the Company’s non-employee Directors for each Board or Committee meeting that was not regularly scheduled and held from June 16, 2009 through December 31, 2009. This fee was adopted in light of the significant additional time commitment on the part of directors brought about by the Food and Drug Administration’s (“FDA”) issuance of a warning letter to the Company on June 16, 2009 (the “FDA Warning Letter”) and resulting matters. In addition, the Company reimburses directors for travel expenses incurred in connection with attending Board, committee and stockholder meetings, and for other Company-related business expenses.

The stock component of the compensation of the Company’s non-employee directors consists of a number of shares of restricted stock, issued under the 2001 Incentive Plan, equal to $75,000 divided by the closing price of the Company’s common stock on Nasdaq on the first business day of each calendar year, rounded up to the nearest share, with 50% of such restricted stock vesting on the first anniversary of each grant and 50% of such restricted stock vesting on the second anniversary of such grant. The directors must be serving on the Board on the date of vesting in order for the restricted stock to vest; however, the restrictions on the disposition of the shares of common stock lapse immediately upon the first of the following dates: (i) the effective date of a Change-of-Control, and (ii) the date on which the director ceases to serve on the Board or any committee thereof on account of his or her death, Disability (as that term is defined in the 2001 Incentive Plan), or mandatory retirement.

In October 2009, the Board approved a cash payment of $75,000 to each non-employee Director, payable on January 4, 2010, in lieu of the annual restricted stock grant described in the preceding paragraph. The Board approved a cash payment to avoid a substantial stock dilution in light of the significant decrease in the Company’s stock price following the issuance of the FDA Warning Letter. If a director ceases to be a director of the Company at any time during calendar year 2010, other than by reason of death or Disability, the director must repay a pro rata portion of the cash payment to the Company, based on the full number of months served by such individual as a director during calendar year 2010.

All director fees, other than stock grants or payments made in lieu of stock grants (which are made on the first business day of the calendar year to directors serving on that date), are made quarterly in arrears.

A director who participates in the Restricted Stock Program under the Company’s 2001 Incentive Plan (the “Restricted Stock Program”) may elect to receive, in lieu of cash, all or any portion of the fees payable by Matrixx to the director for service on the Board or any committee in the form of shares of our common stock. Conditions to participation include a three-year restriction on the sale or disposition of any shares received under the Restricted Stock Program. The purchase price for the shares is equal to 80% of the closing price of our common stock on Nasdaq on the designated day of purchase. No director elected to participate in the Restricted Stock Program in fiscal 2010.

The following table summarizes the amounts paid to directors in fiscal 2010:

DIRECTOR COMPENSATION

					Change in
					Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Lori H. Bush	118,500	0	0	0	—	0	118,500
John M. Clayton, Ph.D.	119,500	0	0	0	—	0	119,500
Samuel Cowley(3)	0	0	0	0	—	0	0
William C. Egan	159,750	0	0	0	—	0	159,750
William J. Hemelt(3)	0	0	0	0	—	0	0
L. White Matthews, III	120,500	0	0	0	—	0	120,500
Michael A. Zeher	110,500	0	0	0	—	0	110,500

1)	Each non-employee Director received a cash payment of $75,000 in lieu of the annual $75,000 restricted stock grant (see “How are directors compensated?” immediately above). If a Director ceases to be a director of the Company at any time during calendar year 2010, other than by reason of death or Disability, the director must repay a pro rata portion of the cash payment to the Company, based on the full number of months served by such individual as a director during calendar year 2010.

2)	As of March 31, 2010, each director beneficially owned the following number of shares of the Company’s common stock: Ms. Bush — 24,308 shares; Mr. Clayton — 28,660 shares; Mr. Egan — 42,645 shares; Mr. Matthews — 26,657 shares; and Mr. Zeher — 21,645 shares. With respect to Messrs. Hemelt and Cowley, see the “Outstanding Equity Awards at Fiscal Year-End” table located elsewhere in this Proxy Statement.

3)	Messrs. Cowley and Hemelt are Named Executive Officers (as defined on page 11 of this Proxy Statement) and their compensation is set forth in the Summary Compensation Table on page 23 of this Proxy Statement. During fiscal 2010, they received no additional compensation in connection with their services as directors.

How can stockholders communicate with the Board?

Stockholders interested in communicating with the Board may do so by writing to the Board of Directors, Matrixx Initiatives, Inc., 8515 E. Anderson Drive, Scottsdale, Arizona 85255.

Do Board members attend the Annual Meeting?

Yes. Board members are expected to attend the annual meeting of stockholders; however, we do not have a formal policy requiring attendance. All but one director attended the 2009 Annual Meeting.

Does the Company have a code of business conduct and ethics?

Yes. In order to ensure the highest levels of business ethics, the Board has adopted the Matrixx Initiatives, Inc., Code of Ethics. The Code of Ethics presents the ethics policy and the standards of business practices of the Company. Employees and directors receive a copy of the Code of Ethics when they join the Company. These guidelines help ensure that the employees, officers and directors of the Company act with integrity and avoid any real or perceived violation of the Company’s ethics policy, laws or regulations.

The Code of Ethics is available at the Company’s website (www.matrixxinc.com) and will be provided to any stockholder upon request. The stockholders may request a copy at the telephone number or address set forth in “How many annual reports and proxy statements are delivered to a shared address?”

PROPOSAL 1 — ELECTION OF DIRECTORS

Who will be elected at the Annual Meeting?

There are currently seven members of the Board:

Lori H. Bush	William J. Hemelt
John M. Clayton, Ph.D.	L. White Matthews, III
Samuel C. Cowley	Michael A. Zeher
William C. Egan

The Board is divided into three classes and, generally, one class is elected each year for a three-year term. At the Annual Meeting, we will seek the election of three individuals, Mr. John M. Clayton, Ph.D., Mr. William J. Hemelt and Mr. Michael A. Zeher as directors to hold office until the 2013 annual meeting of stockholders or until their successors are elected and qualified. All nominees are presently members of our Board. Mr. Hemelt was elected to the Board in August 2009 and was also named President and Chief Executive Officer of the Company at that time. The nominees have consented to be named in this Proxy Statement and to serve on the Board if elected. We do not anticipate that any nominee will become unable or unwilling to accept nomination or election. If that should occur, however, the proxy holders named in the proxy intend to vote for the election of such person as our

Board may recommend. Cumulative voting is not permitted for the election of directors. The nominees who receive the highest number of votes cast at the Annual Meeting or any adjournment thereof will be elected to the Board.

INFORMATION CONCERNING DIRECTORS

The following sets forth certain biographical information with respect to the nominees for election as directors at the Annual Meeting and our continuing directors.

Directors with Terms Expiring in 2010

Name	Age	Position With Company and Tenure

John M. Clayton, Ph.D.	65	Director since 2005
William J. Hemelt	56	Executive Vice President, CFO since 1998; Acting President and Chief Operating Officer, since October 2008; and President/CEO and Director since August 2009
Michael A. Zeher	62	Director since 2000

John M. Clayton, Ph.D. was elected to the Board in October 2005. Retired from active management, Mr. Clayton served as the Senior Vice President of Scientific and Regulatory Affairs for Schering-Plough HealthCare Products, from September 1984 until May 2006. In that position, Mr. Clayton was responsible for research and development of drugs and devices as well as regulatory affairs, clinical research, and prescription-to-over-the-counter drug switch programs. Prior to joining Schering-Plough in April 1974, Mr. Clayton held several research and teaching positions, which included serving as Associate Professor at the University of Tennessee as well as a Research Biologist at the Food and Drug Administration’s National Center for Toxicological Research. Mr. Clayton received a Ph.D. in Pharmaceutical Sciences from the University of Tennessee Health Sciences Center and a Bachelors of Science in Science-Pharmacy from Tennessee Technological University. Mr. Clayton brings to the Board extensive regulatory, research, and executive experience in the pharmaceutical industry.

William J. Hemelt joined the Company in June 1998 as Chief Financial Officer, Treasurer and Secretary. He assumed additional responsibilities as Executive Vice President, Operations in 2001. Mr. Hemelt assumed the Acting President, Chief Operating Officer responsibilities upon the retirement of the previous President/CEO in October 2008. Mr. Hemelt was appointed President/CEO and a Director of the Company in August 2009. Prior to joining Matrixx, Mr. Hemelt spent more than 17 years with Arizona’s largest public utility, Arizona Public Service Company, where he held a variety of financial position including six years as treasurer and four years as controller of the company. Mr. Hemelt earned a Master of Business Administration and a Bachelor of Science in Electrical Engineering from Lehigh University. Mr. Hemelt brings to the Board extensive knowledge of the Company’s history and operations.

Michael A. Zeher was elected to the Board of Directors in September 2000. Mr. Zeher currently serves as President and Chief Executive Officer and is a director of Nutrition 21, Inc., a publicly-held nutritional bioscience company that develops, markets and distributes clinically-substantiated nutritional supplements. From February 2006 through November 2007, Mr. Zeher served as the President and CEO of Nutritional Laboratories, International, a privately-held contract manufacturer servicing the dietary supplement industry. From July 2003 until March 2005, Mr. Zeher was President and Chief Operating Officer of Pharmaceutical Formulations, Inc., a manufacturer of over 100 different types of solid-dose over-the-counter pharmaceutical products. From 1994 through February 2002, Mr. Zeher served as President and Chief Executive Officer of Lander Company, Inc., a manufacturer and marketer of health and beauty care products. In that capacity, he was responsible for the company’s worldwide operations and custom health care and international divisions. Mr. Zeher previously served as Vice President, Business Development for Johnson & Johnson, where he was responsible for the North American Consumer Sector business. Prior to taking that office, he held various sales and marketing positions with Johnson & Johnson. Mr. Zeher holds a Bachelors of Science in Business Administration from Old Dominion University.

Mr. Zeher brings to the Board extensive executive and marketing experience in the over-the-counter healthcare industry.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF JOHN M. CLAYTON PH.D.,
WILLIAM J. HEMELT AND MICHAEL A. ZEHER

Continuing Directors with Term Expiring in 2011

Name	Age	Position With Company and Tenure

Lori H. Bush	54	Director since 2004
William C. Egan	65	Director since 2001

Lori H. Bush was elected to the Board in October 2004. Since October, 2007 Ms. Bush has served as the President and General Manager of Rodan + Fields Dermatologists. Prior to joining Rodan + Fields, Ms. Bush served as Chief Operating Officer of Helix BioMedix, Inc., a biopharmaceutical discovery and development company from October 2006 to October 2007, and was the Managing Director of the Gremlin Group, a health and consumer product consulting company from March 2006 to October 2007. From May 2001 to May 2006, Ms. Bush served as President of Nu Skin, a division of Nu Skin Enterprises, a NYSE-listed direct selling company that markets premium quality personal care and nutrition products through a global network of sales representatives. Ms. Bush served as Vice President of Marketing of Nu Skin from February 2000 to May 2001. Prior to joining Nu Skin, she worked at Johnson & Johnson Consumer Products Companies as the worldwide executive director over skin care ventures from May 1998 to February 2000. She also served as Vice President of Professional Marketing at Neutrogena Corporation. Ms. Bush earned a Masters of Business Administration from Temple University and a Bachelors of Science from Ohio State University. Ms. Bush brings to the Board extensive executive and marketing experience in the over-the-counter healthcare industry.

William C. Egan was elected to the Board of Directors in August 2001. Since September 2008, Mr. Egan has served as Executive Chairman and Chief Executive Officer of Adlens, Beacon Inc., a vision care company. Since 2005, he has also served as the Managing Partner of Huckleberry Partners, LLC, a real estate investment firm. From 1999 to 2001, Mr. Egan served as Chairman of the board of directors of the Cosmetic, Toiletry and Fragrance Association. In 2001, Mr. Egan retired from Johnson & Johnson after 25 years of active management. From 1995 to 2001, Mr. Egan was a member of Johnson & Johnson’s Consumer Products Operating Committee, where he held a number of important global positions, including Group Franchise Chairman, Worldwide Consumer and Personal Care Products. Additional positions with Johnson & Johnson included President of Baby Products, Chairman of Windsor Minerals, Inc. and Group Product Director, Tylenol Products. Mr. Egan also served as President of Arm & Hammer Consumer Products, a division of Church & Dwight Co., Inc. Mr. Egan graduated from Trinity College and received a Masters of Business Administration from the Northwestern University, J. L. Kellogg Graduate School of Management. Mr. Egan brings to the Board extensive executive and marketing experience in the over-the-counter healthcare industry

Continuing Directors with Terms Expiring in 2012

Name	Age	Position With Company and Tenure

Samuel C. Cowley	50	Director since July 2005; Executive Vice President, Business Development, General Counsel and Secretary since May 2008
L. White Matthews, III	64	Director since 2003

Samuel C. Cowley was elected to the Board in July 2005. In May 2008, Mr. Cowley joined the Company as Executive Vice President, Business Development, General Counsel and Secretary. Since October 2009, Mr. Cowley has served as a director for Education Management Corporation, a Nasdaq-listed company that provides post-secondary education. Previously, Mr. Cowley served until May 2007, as Executive Vice President and General Counsel for Swift Transportation Co., Inc. and was a member of Swift’s board of directors. Prior to joining Swift in March 2005, Mr. Cowley was a practicing attorney with the law firm of Snell & Wilmer L.L.P., Phoenix, Arizona, since March 1990. Mr. Cowley’s practice was concentrated in mergers and acquisitions, securities regulation, including Sarbanes-Oxley Act compliance, and corporate finance. Previously, he was associated with Reid & Priest, New York, New York. Mr. Cowley is a graduate of Cornell Law School and of Brigham Young University, with a B.A. in Economics. Mr. Cowley brings to the Board extensive legal and business experience, with a strong understanding of the Company’s history and operations.

L. White Matthews, III was elected to the Board in March 2003. Retired from active management, Mr. Matthews currently serves as a director and audit committee chairman of Imation Corp., an NYSE-listed data storage provider, a director of PNC Funds, Inc., a family of mutual funds, and a director of Constar International Inc., a NASDAQ-listed maker of plastic food and beverage containers. Mr. Matthews previously served as the non-executive chairman of the board of directors of Ceridian Corp., a NYSE-listed human resources service company. Mr. Matthews brings extensive experience in the accounting, financial and audit fields of corporate management from having served as Chief Financial Officer of two large public corporations. From 1999 until 2001, Mr. Matthews served as Executive Vice President, Chief Financial Officer and member of the board of directors for Ecolab, Inc., an NYSE-listed developer and marketer of cleaning and sanitizing products and services. From 1977 to 1998, he served in various capacities with Union Pacific Corporation, including Executive Vice President-Finance and Chief Financial Officer from 1988 to 1998 and as a member of the board of directors from 1994 to 1998. Mr. Matthews earned a Masters of Business Administration in Finance and General Business from the University of Virginia’s Darden School of Business Administration and a Bachelors of Science in Economics from Hampden-Sydney College. Mr. Matthews brings to the Board extensive executive, accounting, financial and audit committee experience.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise noted, the following table sets forth information, as of June 16, 2010, regarding the number of shares of our common stock beneficially owned by Messrs. Hemelt, Clarot, Marini, Connors and Cowley, which are the Company’s named executive officers pursuant to SEC rules (the “Named Executive Officers”), by individual directors, and by all directors and officers as a group. The address of all persons is Matrixx Initiatives, Inc., 8515 E. Anderson Drive, Scottsdale, Arizona 85255. The indicated percentages are based upon the number of shares of our common stock outstanding as of June 16, 2010, plus, where applicable, the number of shares that the indicated person or group had a right to acquire within 60 days of that date.

MANAGEMENT COMMON STOCK OWNERSHIP INFORMATION

	Common Stock
	Number of Shares
	Beneficially
Name of Beneficial Owner	Owned(1)	Percent of Class

Lori H. Bush	34,308	*
Timothy Clarot	57,910	*
John M. Clayton	28,660	*
Timothy J. Connors	12,726	*
Samuel C. Cowley	58,860	*
William C. Egan	62,645	*
William J. Hemelt	137,979	1.5%
James Marini	65,732	*
L. White Matthews, III	46,657	*
Michael A. Zeher	41,645	*
All executive officers, directors, and director nominees as a group (10 persons)	552,889	5.7%

*	Less than 1% of outstanding shares.

(1)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. Reflects the number of shares that could be purchased by exercise of options available at June 15, 2010, or within 60 days thereafter, for the following

(i) directors and director nominees: Ms. Bush — 10,000 shares; Mr. Egan — 20,000 shares; Mr. Hemelt — 75,000 shares; Mr. Matthews — 20,000 shares; and Mr. Zeher — 20,000 shares; and (ii) Named Executive Officers: Mr. Marini — 24,700 shares and Mr. Clarot — 20,000 shares.

PRINCIPAL STOCKHOLDER COMMON STOCK OWNERSHIP INFORMATION

The following table sets forth information with respect to the persons, known by Matrixx, that have reported beneficial ownership of more than five percent of the outstanding shares of the Company’s common stock according to statements on Schedule 13G as filed by such persons with the SEC on or before June 16, 2010. The indicated percentages are based upon the number of shares of our common stock outstanding as of June 16, 2010

	Common Stock
	Number of Shares
Name and Address of Beneficial Owner	Beneficially Owned	Percent of Class

The Vanguard Group(1)	581,380	6.2%
BML Investment Partners, L.P.(2)	578,747	6.2%
Porter Orlin LLC(3)	556,035	5.9%

(1)	The Vanguard Group, 100 Vanguard Boulevard, Malvern, PA. 19355. Information regarding The Vanguard Group, is based solely on a Form 13G filing, filed with the SEC on February 8, 2010, for the period ended December 31, 2009, and reports aggregate beneficial ownership of 581,380 shares, with sole voting power as to 8,340 shares and sole dispositive power with respect to 573,040 shares. The Vanguard Group reports no shared voting power and shared dispositive power as to 8,340 shares. The Company makes no representations as to the accuracy or completeness of such information and believes these filings represent share ownership as of December 31, 2009.

(2)	BML Investment Partners, L.P., 65 E Cedar, Suite 2, Zionsville, IN 46077. Information regarding BML Investment Partners, L.P. is based solely on a Schedule 13G filing filed with the SEC on February 2, 2010, for the period ended December 31, 2009, and reports aggregate beneficial ownership of 578,747 shares and does not have sole voting power or dispositive power with respect to any of the shares it beneficially owns. BML Investment Partners, L.P. reports shared voting power and shared dispositive power with respect to 578,747 shares. The Company makes no representations as to the accuracy or completeness of such information and believes these filings represent share ownership as of December 31, 2009.

(3)	Porter Orlin LLC, 666 Fifth Avenue, 34th Floor, New York, New York 10103. Information regarding Porter Orlin LLC and the additional filing persons named below (collectively, “Porter Orlin”), is based solely on a Schedule 13G filing filed with the SEC on June 24, 2010, for the period ended June 16, 2010. Porter Orlin reports aggregate beneficial ownership of 556,035 shares and does not have sole voting or dispositive power with respect to any of the shares it beneficially owns. Porter Orlin reports shared voting power and shared dispositive power with respect to 556,035 shares. The additional filing persons named in the Schedule 13G are: A. Alex Porter, Paul Orlin, Geoffrey Hulme, and Jonathan W. Friedland, each with an address of c/o Porter Orlin LLC, 666 Fifth Avenue, 34th Floor, New York, New York 10103. The Company makes no representations as to the accuracy or completeness of such information and believes these filings represent share ownership as of June 16, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors, and other persons who own more than 10% of our equity securities to file reports of ownership and changes in ownership with the SEC. These officers, directors and stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms received by us, or on written representations that we have received from certain reporting persons that no forms were required for such persons, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with on a timely basis for the fiscal year ended March 31, 2010 and prior fiscal years, except as otherwise previously disclosed.

RELATED PARTY TRANSACTIONS

The Audit Committee of the Board is responsible for reviewing and approving all material transactions with any related party. Related parties include any of our directors, director nominees, executive officers, certain of our stockholders, and with respect to each of them, their immediate family members, any person (other than a tenant or employee) sharing their household and certain entities in which they own an interest that is greater than 10% (a “Related Party”). This obligation is set forth in writing in our Statement of Policy Regarding Related Party Transactions (the “Policy”).

To identify Related Party transactions, each year the Company submits and requires our directors and officers to complete Director and Officer Questionnaires identifying any transactions with the Company in which a Related Party has an interest. We review Related Party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. The Policy specifically provides that any “Related Party Transaction,” as defined in the Policy, must be approved or ratified by the Audit Committee. A Related Party Transaction is any transaction in which a Related Party and the Company or any of its subsidiaries are participants and where the amount involved exceeds $120,000 in the aggregate.

Management must evaluate all potential Related Party Transactions in light of any relevant contractual obligations of the Company and applicable law before recommending a Related Party Transaction to the Audit Committee for approval or ratification. The following transactions are exempt from the review requirement:

•	Transactions in which rates or charges are fixed in conformity with law or governmental authority;

•	Transactions involving less than $120,000 when aggregated with all similar transactions; and

•	Transactions available to all employees generally.

The Audit Committee will only approve or ratify a Related Party Transaction if the transaction is on terms no less favorable than those that could be obtained in an arm’s length dealing with an unrelated party.

We expect the Company’s directors, officers and employees to act and make decisions that are in the Company’s best interests and encourage them to avoid situations that present a conflict between the Company’s interests and their own personal interests.

The Company did not have any Related Party Transactions between April 1, 2009 and the date of this Proxy Statement.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF MAYER HOFFMAN MCCANN P.C. AS INDEPENDENT AUDITORS OF THE COMPANY

The Audit Committee of our Board retained Mayer Hoffman McCann P.C. as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending March 31, 2011. Mayer Hoffman McCann P.C. has audited our financial statements since the fiscal year ended December 31, 2002 and has served as our independent registered public accounting firm since November 12, 2002.

Stockholder ratification of the appointment of Mayer Hoffman McCann P.C. is not required by our Bylaws or applicable law. However, our Board determined to submit such appointment to our stockholders for ratification as a matter of good corporate practice. In the event of a negative vote on such ratification, the Audit Committee may reconsider its selection. If the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and the stockholders’ best interests.

UPON THE RECOMMENDATION OF OUR AUDIT COMMITTEE, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF MAYER HOFFMAN MCCANN P.C.

AUDIT MATTERS

Report of the Audit Committee

The Audit Committee of the Board has furnished the following report for the twelve-month period ended March 31, 2010.

In accordance with its written Charter, the primary function of the Audit Committee is to assist the board in fulfilling its responsibility for oversight of: (i) the integrity of the Company’s financial statements and financial reporting; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the selection, appointment, compensation, review, oversight, retention and replacement of the Company’s independent auditor; (iv) the qualifications and independence of the Company’s independent auditor; (v) the performance of the Company’s internal reporting and audit functions; and (vi) the Company’s disclosure controls and procedures and system of internal controls regarding finance, accounting, legal compliance and ethics.

Management is responsible for the Company’s financial reporting process, including the system of internal controls, and for the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The independent accountants are responsible for auditing and rendering an opinion on the Company’s consolidated financial statements, as well as auditing certain aspects of the Company’s internal controls. The Audit Committee’s responsibility is to monitor these processes.

After appropriate review and discussion, the Audit Committee determined that it fulfilled its responsibilities under the Audit Committee Charter during fiscal year 2010. The Audit Committee has (i) reviewed the Company’s audited consolidated financial statements for the fiscal year ended March 31, 2010 and has met with both management and Mayer Hoffman McCann P.C., Matrixx’s independent auditors, to discuss the financial statements; (ii) discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU § 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (iii) received from and discussed with Mayer Hoffman McCann P.C. the written disclosure and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Mayer Hoffman McCann P.C. its independence.

Based upon the review and discussions described above, the Audit Committee recommended to the Board that Matrixx’s audited financial statements for the fiscal year ended March 31, 2010 be included in Matrixx’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010 for filing with the SEC.

L. White Matthews, III, Chairman
Lori H. Bush
John M. Clayton
William C. Egan

Who are the Company’s independent auditors and will they be at the Annual Meeting?

The Audit Committee retained Mayer Hoffman McCann P.C. as our principal accounting firm for the fiscal year ending March 31, 2011 and, pursuant to Proposal 2, has requested stockholder ratification of this selection. We anticipate that a representative of Mayer Hoffman McCann P.C. will attend the Annual Meeting. At the Annual Meeting, a representative of the firm will be afforded an opportunity to make a statement if the firm so desires. The firm’s representative will also be available to respond to appropriate questions.

Mayer Hoffman McCann P.C. has advised us that no member of that firm has any financial interest, either direct or indirect, in the Company or any of our subsidiaries and it has no connection with the Company or any of our subsidiaries in any capacity other than that of our independent public accountants.

What fees were paid to our independent registered public accountants for the fiscal year ended March 31, 2010 and the fiscal year ended March 31, 2009?

The following table shows the fees paid or accrued by Matrixx for the audit and other services provided by the Company’s accountants for the fiscal year ended March 31, 2010 and fiscal year ended March 31, 2009:

	Year Ended	Year Ended
	March 31,	March 31,
	2010	2009

Audit Fees for the periods indicated and fees for the audit and review of financial statements included in quarterly reports on Form 10-Q	$200,000	$197,800
Audit-Related Fees	—	—
Tax Fees(1)	27,575	34,200
All Other Fees(2)	—	—

Total	$227,575	$232,000

(1)	Includes tax compliance, advice and planning.

(2)	Includes regulatory advisory services.

All services described above were approved by the Audit Committee or the Audit Committee Chairman, as described under “What are the Audit Committee’s pre-approval policies?”

The Audit Committee has considered and decided that the provisions of the non-audit services referred to in the “All Other Fees” portion of the above table (including the footnote thereto) are compatible with maintaining the independence of the Company’s auditors.

What are the Audit Committee’s pre-approval policies?

The Audit Committee pre-approves each audit service and non-audit service to be provided by the Company’s independent public accountants. The Audit Committee has delegated to the Chairman of the Audit Committee the authority, between Audit Committee meetings, to pre-approve audit and non-audit services to be performed by the independent public accountants if the services are not expected to cost more than $50,000. The Chairman must report any pre-approved decisions to the Audit Committee at its next scheduled meeting. All of the services performed by Mayer Hoffman McCann P.C. for the Company in fiscal 2010 were pre-approved by the Audit Committee or the Chairman of the Audit Committee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The purpose of this Compensation Discussion and Analysis (“CDA”) is to provide information about the compensation that the Company awarded to our Named Executive Officers or that they earned in fiscal 2010 and to explain the Company’s compensation process and philosophy and the policies and factors that underlie our decisions with respect to the Named Executive Officers’ compensation. As we describe in more detail below, the principal objectives of our executive compensation strategy are to attract and retain talented executives, reward business results, strongly differentiate pay based on performance and align the interest of executives with stockholders. In addition to rewarding business and individual performance, the compensation program is designed to promote both annual performance objectives and longer-term strategic and retention objectives.

The fiscal year ended March 31, 2010 proved to be a challenging year for the Company. The unexpected recall of Zicam Cold Remedy Nasal Gel and Zicam Cold Remedy Swabs and subsequent litigation, which followed the June 16, 2009 issuance of the FDA Warning Letter, had a material adverse impact on our business. The recalled products accounted for approximately 40%, or $42.5 million, of fiscal 2009 net sales. The recall required us to record a $9.2 million reserve and take impairment charges of $23.9 million in fiscal 2010. As a result, the

Compensation Committee concluded that the fiscal 2010 compensation program adopted in May 2009, which was based on financial metrics that were relevant at that time, no longer served its intended purpose of retaining and incentivizing the Company’s executive officers. In September 2009, the Compensation Committee adopted a new fiscal 2010 compensation program that focused principally on retaining the Company’s executive officers to promote business continuity. The program also included an incentive element based on maximizing the Company’s revenues and protecting market share, primarily through the Company’s focus on converting former nasal Cold Remedy users to the Company’s oral Cold Remedy products. These matters are discussed more fully below.

What are our processes and procedures for considering and determining executive compensation?

The Compensation Committee.  The Compensation Committee is responsible for reviewing the performance of the Company’s executive management in achieving corporate goals and objectives; for seeking to ensure that executive management members are compensated appropriately in a manner consistent with the Company’s business strategies, competitive practices, and the requirements of applicable regulatory authorities; and for administering all of the Company’s executive compensation plans. The Compensation Committee operates under a written Compensation Committee Charter adopted by the Board and available on the Company’s website (www.matrixxinc.com). The Compensation Committee consists of Ms. Lori Bush (Chairman), Mr. John Clayton, Mr. L. White Matthews, III, and Mr. Michael Zeher. The Compensation Committee met eleven times in fiscal 2010. The report of the Compensation Committee is set forth below under the heading “Report of the Compensation Committee.” All members of the Compensation Committee meet the independence requirements of Nasdaq listing standards. The Compensation Committee may create one or more subcommittees comprised of members of the Compensation Committee, and may vest any such subcommittee with the full authority of the Compensation Committee.

The primary purpose of the Compensation Committee is to assist the Board in discharging its duties with respect to the compensation of the Company’s executive officers. Responsibilities include, but are not limited to:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, and recommending to the Board, the Chief Executive Officer’s compensation plan based on this evaluation;

•	approving all base salaries and other compensation of the Company’s executive officers;

•	overseeing and periodically reviewing the operation of Company employee benefit plans;

•	reviewing and, if appropriate, recommending to the Board for adoption employee compensation plans, programs and arrangements, including stock option and other equity compensation plans and programs and other perquisites and fringe benefit arrangements;

•	approving all discretionary awards under all Company equity compensation plans and programs;

•	annually reviewing the outside directors’ compensation arrangements to ensure their competitiveness and compliance with applicable laws, and recommending to the Board any appropriate changes to be made; and

•	periodically reviewing the Company’s philosophy with regard to salaries and other compensation of executive officers.

Role of Compensation Consultants.  The Compensation Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors and consultants as deemed appropriate to assist in the continual development and evaluation of compensation policies and determination of compensation awards. The Company will provide appropriate funding, as determined by the Compensation Committee, for compensation to such advisors and consultants that the Compensation Committee chooses to engage. In May 2008, the Compensation Committee engaged Towers Watson as an independent compensation consultant to assist the Compensation Committee in evaluating fiscal 2010 executive compensation programs. Towers Watson assisted the Compensation Committee in establishing the fiscal year 2010 compensation program.

Role of Peer Companies.  In making its compensation decisions for executive officers, the Compensation Committee compares elements of compensation against a specific peer group of companies that we believe to be comparable in terms of business type and financial metrics. We anticipate periodically reviewing and revising the composition of the peer group. The initial peer group of companies that Towers Watson provided consisted of approximately twenty companies; however, the Company focused on a select group of companies that were similar in economic size to the Company. The peer group of companies that we used to assist in setting the executive officer compensation in fiscal 2010 was Chattem, Inc., Prestige Brands, Inc., Reliv International Inc., and Schiff Nutritional International. In selecting the peer group the Company looks at a number of different factors, including revenue size, comparable retail distribution channels and consumer target market served.

Role of Management in Determining Executive Compensation.  All compensation decisions relating to executive officers are made by the Compensation Committee. Management works with the Compensation Committee in establishing the agenda for Compensation Committee meetings and in preparing meeting information. The Chief Executive Officer provides information to the Compensation Committee on the performance of the executive officers for the Compensation Committee’s consideration and provides such other information as the Compensation Committee may request. The CEO also assists the Compensation Committee in recommending salary levels and the type and structure of other awards. The CEO also makes recommendations to the Committee regarding targets for the Company’s annual incentive plans. At the request of the Chairman of the Compensation Committee, the CEO or other officers may attend and participate in portions of the Compensation Committee’s meetings.

What are the objectives of the Company’s compensation programs?

The principal objectives of the Company’s executive compensation programs are to attract and retain talented executives, reward business results, strongly differentiate pay based on performance and align the executive’s interests with stockholder interests. The objectives are based on the following core principles, which we explain in greater detail below:

•	Business Performance Accountability. Compensation should be tied to the Company’s performance in key areas so that executives are held accountable through their compensation for the performance of the Company.

•	Individual Performance Accountability. Compensation should be tied to an individual’s performance so that individual contributions to the Company’s performance are rewarded.

•	Alignment with Stockholder Interests. Compensation should be tied to the Company’s stock performance through stock incentives so that executives’ interests are aligned with those of our stockholders.

•	Retention. Compensation should be designed to promote key employee retention.

•	Competitiveness. Finally, the compensation program should continue to be designed to attract, retain and reward key leaders critical to the Company’s future success by providing competitive total compensation.

What is the compensation program designed to reward?

Our compensation program is generally designed to reward annual performance and encourage longer-term strategic and retention objectives.

We believe that annual incentives promote superior operational performance, disciplined cost management, and increased productivity and efficiency. The elements of our compensation program that promote annual performance objectives are described below under the heading “What are the elements of the Company’s compensation program? — Annual Incentives.”

Long-term incentives in our compensation program are principally stock-based. We typically use restricted stock grants to promote long-term executive retention. As more fully described below, however, during fiscal 2010 we included a restricted cash grant payable to each executive officer if the executive remained with the Company through the end of the fiscal year (i.e., through March 31, 2010). See “What are the elements of the Company’s compensation program? — Revised FY 2010 Plan” below.

What are the elements of the Company’s compensation program?

In general, the Company’s compensation program has traditionally consisted of three major elements: base salary, performance-based annual incentives, and long-term incentives designed to promote key employee retention. In addition, the Company has change-of-control arrangements for its executive officers. The annual performance incentives were typically linked to the Company’s revenue and earnings objectives for the year. In prior years, the long-term incentives promoted retention and future performance and were in the form of annual restricted stock awards that vested in one-third increments over a three-year period, contingent upon the executive’s continued employment with the Company. The value of each of the restricted stock awards equaled one times the executive’s base salary divided by the closing price of the Company’s common stock on the date of grant.

In May 2009, prior to receipt of the FDA Warning Letter, the Compensation Committee approved a new compensation program that restructured the incentive components of the Company’s compensation program (the “Initial FY 2010 Plan”). The Initial FY 2010 Plan was developed with the assistance of Towers Watson and sought to balance short-term financial performance with critical operational and financial goals and provide an opportunity to recognize and reward individual contributions. On September 10, 2009, the Compensation Committee terminated the Initial FY 2010 Plan and approved a new fiscal year 2010 annual cash incentive bonus program (the “Revised FY 2010 Plan”) that focused principally on retaining the Company’s executive officers to promote business continuity. The program also included an incentive element based on maximizing the Company’s revenues, primarily through the Company’s focus on converting former nasal Cold Remedy users to the Company’s oral Cold Remedy products. The Initial FY 2010 Plan is discussed below under “Initial FY 2010 Plan” and “Long-Term Incentives.” For additional information regarding the Revised FY 2010 Plan, see “Revised FY 2010 Plan” below.

Base Salary.  The Compensation Committee annually reviews and, if appropriate, adjusts each executive officer’s base salary. Annual salaries are based on the following factors:

•	Matrixx’s performance for the prior fiscal year and subjective evaluation of each executive’s contribution to that performance;

•	the performance of the particular executive in relation to established goals or strategic plans;

•	competitive levels of compensation for executive positions based on information drawn from our selected peer group and other relevant information; and

•	recommendations of the President and Chief Executive Officer (except in the case of his own compensation).

In setting salaries, the Compensation Committee links a high proportion of each Named Executive Officer’s compensation to performance through the annual incentive awards described below.

In August 2009, the Board elected Mr. Hemelt as President and Chief Executive Officer and as a Director of the Company. In addition, the Compensation Committee approved an annual base compensation level for Mr. Hemelt of $475,000, which was retroactive to April 1, 2009, based on Mr. Hemelt’s role as Acting President and Chief Operating Officer since October 2008.

Initial FY 2010 Plan.  As noted above, in May 2009, the Compensation Committee approved the Initial FY 2010 Plan, which restructured the incentive components of the Company’s compensation program. The Initial FY 2010 Plan was developed with the assistance of Towers Watson and sought to balance short-term financial performance with critical operational and financial goals and provide an opportunity to recognize and reward individual contribution. The Initial FY 2010 Plan provided for awards in a combination of cash and restricted stock. Under the Initial FY 2010 Plan, award opportunities would be based on the Company’s achievement of specified revenue and earnings levels, gross margin and operating margin percentage levels, and strategic marketing goals for fiscal 2010. The target award potential for each Named Executive Officer was equal to a specified percentage of his base salary (similar to the cash component of prior incentive plans) plus an amount equal to his base salary in the form of restricted stock (similar to the annual restricted stock grant component of the prior incentive plans).

If achievement results fell between the target and maximum levels, the percentages would be prorated. The payout for award opportunities would be 30% in cash compensation and 70% in equity compensation in the form of restricted stock. The restricted stock would vest 100% two years from the date of grant, contingent upon the executive officer’s continued employment with the Company. All restricted shares that remain unvested upon an executive’s termination of employment (for any reason other than death or disability) would be forfeited to the Company. The number of restricted shares would be determined by dividing 70% of the award payout (the portion of the award paid in the form of restricted stock) by the closing price of the Company’s common stock on the date of grant.

On September 10, 2009, the Compensation Committee terminated the Initial FY 2010 Plan and approved the Revised FY 2010 Plan, which focused principally on retaining the Company’s executive officers through cash incentive bonuses to promote business continuity. The program also included an incentive element based on maximizing the Company’s revenues, primarily through the Company’s focus on converting former nasal Cold Remedy users to the Company’s oral Cold Remedy products. For additional information regarding the Revised FY 2010 Plan, see “Revised FY 2010 Plan” below.

Revised FY 2010 Plan.  The unexpected recall of Zicam Cold Remedy Nasal Gel and Zicam Cold Remedy Swabs, and subsequent litigation, which followed the June 16, 2009 issuance of the FDA Warning Letter, had a material adverse impact on our business. The recalled products accounted for approximately 40%, or $42.5 million, of fiscal 2009 net sales. The recall required us to record a $9.2 million reserve and take impairment charges of $23.9 million in fiscal 2010. As a result, the Compensation Committee concluded that the Initial FY 2010 Plan, which was based on financial metrics that were relevant at that time, no longer served its intended purpose of retaining and incentivizing the Company’s executive officers. In September 2009, the Compensation Committee adopted the Revised FY 2010 Plan, which focused principally on retaining the Company’s executive officers through cash incentive bonuses to promote business continuity. The program also included an incentive element based on maximizing the Company’s revenues and protecting market share, primarily through the Company’s focus on converting former nasal Cold Remedy users to the Company’s oral Cold Remedy products. Specifically, the Revised FY 2010 Plan provided that target payout opportunities would be payable entirely in cash, and would be divided between incentive bonus payments based on retention (target level equal to 100% of base salary) and incentive bonus payments dependent upon the achievement of specified revenue levels established by the Compensation Committee (target levels equal to 30% of base salary, with the exception of Messrs. Hemelt and Cowley, each of whom is discussed below). The Revised FY 2010 Plan also provided the opportunity for an officer to receive up to twice the target revenue-based incentive amount, with the actual amount to be pro-rated based upon the actual revenue level achieved. Subject to certain exceptions, to receive the incentive bonus payment based on retention, the officer had to be employed by the Company on March 31, 2010. The Revised FY 2010 Plan was implemented to address the unique circumstances the Company faced in fiscal 2010 and is not intended to serve as a model for future years.

The potential amounts payable to the Company’s Named Executive Officers under the terms of the Revised FY 2010 Plan are set forth below:

		Incentive Bonus	Incentive Bonus Opportunity
		Opportunity Based on	Based on Revenues
		Retention	(Represented as a Percentage of
Executive Officer	Base Salary	(100% of Base Salary)	Base Salary)

William Hemelt	$475,000	$475,000	Less than Plan (0%) Plan (50%) Maximum (100%)
Samuel Cowley	$276,040	$276,040	Less than Plan (0%) Plan (40%) Maximum (80%)
Timothy Clarot	$239,372	$239,372	Less than Plan (0%) Plan (30%) Maximum (60%)
James Marini	$239,200	$239,200	Less than Plan (0%) Plan (30%) Maximum (60%)
Timothy Connors	$226,600	$226,600	Less than Plan (0%) Plan (30%) Maximum (60%)

Incentive Bonus Based on Retention Element of Revised FY 2010 Plan.  The award potential for each Named Executive Officer under the portion of the incentive bonus based on retention under the Revised FY 2010 Plan was 100% of such officer’s base salary as of September 2, 2009. Pursuant to an Executive Retention Agreement between the Company and each Named Executive Officer, entered into in September 2009, the Company contributed an amount equal to 100% of each Named Executive Officer’s base salary into an employee grantor trust. The amount in each Named Executive Officer’s trust account was paid from the trust to such officer on April 1, 2010 because each officer remained employed by the Company through such date. If a Named Executive Officer had voluntarily terminated his employment with the Company prior to April 1, 2010 without “good reason” (as defined) or if the Company had terminated the Named Executive Officer’s employment for “cause” (as defined), the retention award would have been forfeited. If the Named Executive Officer’s employment with the Company had terminated prior to April 1, 2010 for a good reason or by the Company without cause, the portion of the incentive bonus based on retention would have been paid to the officer (or his beneficiary) as of the date of termination of employment with the Company.

Incentive Bonus Based on Revenue Element of Revised FY 2010 Plan.  The Compensation Committee set the performance criteria for the portion of the incentive bonus based on revenue under the Revised FY 2010 Plan based upon the Company’s achievement of specified revenue levels. If the Company achieved the target revenue level of $67.5 to $72.5 million, the executives would achieve the “plan” payout incentive opportunity detailed in the table above. If the Company achieved revenue levels between $72.5 million and $82.5 million, then the portion of the incentive bonus based on revenue would be pro-rated up to a maximum of twice the plan amount based upon the actual revenue level achieved.

Early in fiscal 2011, the Compensation Committee determined the Revised FY 2010 Plan performance target of $67.5 million in revenue was not met. The Company’s fiscal 2010 revenue level was approximately $67.3 million, or approximately $200,000 short of the Revised FY 2010 Plan target revenue level. In light of the diverse challenges faced by the Company in fiscal 2010, the significant achievements made by the Company’s management in an unusually difficult year, and the attainment of 99.7% of the 2010 revenue target, the Compensation Committee approved a discretionary payment equal to 75% of the incentive bonus based on revenue the officer would have received if the fiscal 2010 revenue target had been achieved. The total incentive bonus based on revenue granted by the Compensation Committee to the Named Executive Officers was as follows: Mr. Hemelt $178,125; Mr. Clarot $53,859; Mr. Cowley $82,812; Mr. Connors $50,985; and Mr. Marini $53,820.

Long-Term Incentives.  The Compensation Committee has traditionally used restricted stock to promote retention and to align compensation over a multi-year period with the interests of stockholders. Restricted stock is impacted by stock price changes, so the value to executives is affected by both increases and decreases in stock price. Restricted stock grants are recorded at 100% of the closing price of the Company’s common stock on the date of grant.

In furtherance of the Compensation Committee’s long-term incentive program objectives, on May 7, 2009, the Compensation Committee approved a restricted stock grant to the following Named Executive Officers for performance objectives achieved in fiscal 2009:

		Restricted Stock
		Award
Name	Position	(# of Shares)(1)

William J. Hemelt	Chief Executive Officer, President	25,248
Samuel Cowley	EVP, Business Development and	16,690
	General Counsel
Timothy L. Clarot	Vice President, Research and	14,473
	Development
Timothy J Connors	Vice President, Marketing	13,701
James A. Marini	Vice President, Sales	14,462

(1)	The restricted shares vest over a three-year period, one-third on May 7, 2010, one-third on May 7, 2011, and one-third on May 7, 2012. The number of shares of restricted stock granted to each Named Executive Officer was determined by dividing the Named Executive Officer’s fiscal 2010 base compensation by the closing price of the Company’s stock on May 7, 2009 ($16.54). Because Mr. Connor’s employment with the Company ended before the initial vesting date (May 7, 2010), his restricted shares were surrendered to the Company and cancelled.

Change-of-Control Agreements.  We describe our Change-of-Control Agreements under the heading “Potential Payments Upon Termination or Change-of-Control — Change-of-Control Arrangements.” The Company does not consider Change-of-Control Agreements in establishing compensation practices.

Why does the Company choose to pay each element of compensation to its Named Executive Officers?

We choose to pay each element of compensation to further the objectives of our compensation program described above, including the need to attract, retain, and reward key leaders critical to our success and ensure business continuity by providing competitive total compensation. Historically, compensation to Named Executive Officers had a strong emphasis on performance-based incentives. However, in light of the diverse challenges faced by the Company in fiscal 2010, the Company temporarily altered its compensation plan. See “What are the elements of the Company’s compensation program?” above.

How does the Company determine the amount (and the formula) for each element of compensation paid to its Named Executive Officers?

As discussed under “What are our processes and procedures for considering and determining executive compensation?” above, the Compensation Committee engaged Towers Watson as an independent compensation consultant to assist the Compensation Committee in evaluating executive compensation programs and to help redesign the incentive programs for the Company’s executive team. In addition to market data on compensation practices and programs provided by Towers Watson or otherwise publicly available, the Compensation Committee focuses on the individual executives and their responsibilities, skills, expertise and value added through performance in determining or recommending executive pay. See “What are our processes and procedures for considering and determining executive compensation?” above for more information regarding how the Company determines the amount for each element of compensation paid to the Named Executive Officers.

How does each element of compensation and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives and affect decisions regarding other elements?

Before establishing or recommending executive compensation payments or awards, the Compensation Committee considers all the components of such compensation, including current pay (salary and bonus, if any), annual and long-term incentive awards, retirement benefits, outstanding equity awards, and potential change-of-control severance payments. The Compensation Committee considers each element in relation to the others when setting total compensation.

What impact do taxation and accounting considerations have on the decisions regarding executive compensation?

Section 162(m) of the Code limits the deductibility of executive compensation paid by publicly held corporations to $1 million for each executive officer named in this Proxy Statement. The $1 million limitation generally does not apply to compensation that is considered performance-based and meets certain other criteria. Non-performance-based compensation paid to the Company’s executive officers for the 2010 fiscal year did not exceed the $1 million limit for any employee, except for Mr. Hemelt. The Company has not adopted a policy requiring all such compensation to be deductible. Moreover, the Company will not be entitled to a deduction with respect to payments that are contingent upon a change-of-control if such payments are deemed to constitute “excess parachute payments” pursuant to Section 280G of the Code. Such payments will subject the recipients to a 20% excise tax.

In addition to Section 162(m) limitations, the Compensation Committee and the Board also take into account other tax and accounting consequences of its total compensation program and the individual components of compensation, and weigh these factors when setting total compensation and determining the individual elements of an officer’s compensation package.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board submitted the following report:

In accordance with SEC rules, the Compensation Committee discussed and reviewed the Compensation Discussion and Analysis beginning on page 15 of this Proxy Statement with management and, based on those discussions and review, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Lori H. Bush, Chairman
John M. Clayton
L. White Matthews, III
Michael A. Zeher

SUMMARY COMPENSATION TABLE

					Non-Equity
				Stock	Incentive Plan	All Other
Name and Principal		Salary	Bonus	Awards	Compensation	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

William J. Hemelt,	2010	475,000	475,000	417,602	178,125	10,258	1,555,985
President and Chief	2009	325,384	61,800	270,802	245,347	9,641	912,974
Executive Officer(5)	2008	260,400	—	—	—	9,403	269,803
Samuel C. Cowley	2010	276,040	276,040	276,053	82,812	9,800	920,745
Executive Vice	2009	226,769	166,800	452,388	198,320	6,597	1,050,874
President, Business	2008	—	—	—	—	—	—
Development, General Counsel and Secretary(6)
Timothy L. Clarot,	2010	239,372	239,372	239,383	53,859	9,800	781,786
Vice President,	2009	232,192	61,800	232,401	128,982	7,142	662,517
Research and	2008	223,400	—	—	—	8,936	232,336
Development
James Marini, Vice	2010	239,200	239,200	239,201	53,820	9,511	780,932
President, Sales	2009	228,404	61,800	230,004	127,650	6,916	654,774
	2008	160,840	—	—	20,882	7,269	188,991
Timothy J Connors,	2010	226,600	226,600	226,615	50,985	9,023	739,823
Vice President	2009	220,000	61,800	220,001	122,100	6,874	630,775
Marketing(7)	2008	—	—	—	—	—	—

1)	As discussed in “Incentive Bonus Based on Retention Element of Revised FY 2010 Plan,” a retention bonus was paid to each executive equal to one times annual base compensation.

2)	This column reflects the aggregate grant date fair value of stock awards granted to Named Executive Officers during the fiscal year in accordance with FASB ASC Topic 718 for and does not reflect value actually received by the Named Executive Officers. For stock awards the grant date fair value is calculated by multiplying the number of shares granted by the closing price of a share of common stock on the grant date. The Company’s stock price on the date of grant was $16.54; however, upon the issuance of the FDA Warning Letter on June 16, 2009, the Company’s stock price dropped to $5.78, and has generally remained at or below this level since that date. The Option Exercises and Stock Vested table discloses the value of stock awards that actually vested during fiscal 2010. For additional information regarding the compensation expense related to awards of stock made in the fiscal years ended March 31, 2010, 2009 and 2008, see “Stock Based Compensation” in Note 1 of the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

3)	In light of the diverse challenges faced by the Company in fiscal 2010 and the attainment of 99.7% of the 2010 revenue target, the Compensation Committee approved a discretionary payment equal to 75% of the portion of the cash incentive bonus that the officer would have received based on the revenue element of the Revised FY 2010 Plan if the fiscal 2010 revenue target had been achieved. As discussed in the CDA above, these amounts were paid in May 2010.

4)	The amounts in this column for 2010 consist of matching contributions to the Company’s 401(k) plan: Mr. Hemelt — $9,800; Mr. Cowley — $9,800; Mr. Clarot — $9,800; Mr. Marini — $9,511; and Mr. Connors — $9,023; and reported taxable income under a life insurance plan: Mr. Hemelt - $458 resulting from the Company’s payment of life insurance premiums (see “Agreements with Named Executive Officers — Hemelt Insurance Agreement” on page 25 of this proxy statement). Except for the insurance premiums referenced in the preceding sentence, the Company does not offer its Named Executive Officers any perquisites, as defined in the SEC’s compensation disclosure rules.

5)	Mr. Hemelt was elected President and CEO in August 2009 and continues to serve as the Company’s Principal Financial Officer.

6)	Mr. Cowley joined the Company in fiscal 2009.

7)	Mr. Connors resigned his position as Vice President, Marketing for the Company effective April 16, 2010. Mr. Connors was not a Named Executive Officer in fiscal 2008.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2010

								All Other
								Stock
		Estimated Possible Payouts						Awards:	Grant
		Under						Number of	Date
		Non-Equity Incentive Plan			Estimated Future Payouts			Shares of	Value of
		Awards(1)			Under Equity Incentive Plan Awards(2)			Stock or	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	Awards(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

William J. Hemelt,	5/07/2009							25,248	417,602
President and Chief	9/3/2009	0	237,500	475,000
Executive Officer
Samuel C. Cowley,	5/07/2009							16,690	276,053
Executive Vice	9/3/2009	0	110,416	220,832
President, Business Development, General Counsel and Secretary
Timothy L. Clarot,	5/07/2009							14,473	239,383
Vice President, Research	9/3/2009	0	71,812	143,623
and Development
James Marini, Vice	5/07/2009							14,462	239,201
President, Sales	9/3/2009	0	71,760	143,520
Timothy J. Connors,	5/07/2009							13,701	226,615
Vice President,	9/3/2009	0	67,980	135,960
Marketing(5)

1)	The amounts in this column represent the possible cash payouts based on the revenue element of the Revised FY 2010 Plan based on revenues. The Revised FY 2010 Plan is described under the heading “Compensation Discussion and Analysis — What are the elements of the Company’s compensation program? — Revised FY 2010 Plan.” As required by SEC rules, the “Estimated Possible Payouts” represent the “threshold,” “target,” and “maximum” payouts the Named Executive Officers were eligible to receive under the revenue element of the Revised FY 2010 Plan. The actual awards paid to the Named Executive Officers under the Revised FY 2010 Plan are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 22 of this proxy statement.

2)	There were no equity incentive awards granted in fiscal 2010.

3)	The amounts in this column represent the restricted stock grants made in fiscal 2010. See “Compensation Discussion and Analysis — What are the elements of the Company’s compensation program? — Long-Term Incentives.”

4)	The amounts in this column represent the full grant date fair value computed in accordance with FASB ASC Topic 718 for the fiscal 2010 restricted stock awards.

5)	Mr. Connors resigned his position as Vice President, Marketing for the Company effective April 16, 2010.

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Change-of-Control Agreements.  The Company has entered into Change-of-Control Agreements with each of the Named Executive Officers. The Company intends that these agreements provide stability in its key management in the event the Company experiences a change-of-control. The agreements provide for a severance payment to the Named Executive Officers in the event of termination without “Cause” or if the Named Executive Officer terminates his or her employment for “Good Reason” at any time within one year following a Change-of-Control of the Company. In the event of an officer’s death or disability, termination for “Cause,” termination by a Named Executive Officer without Good Reason or termination by the Named Executive Officer or the Company for any or no reason before a Change-of-Control occurs or more than one year after a Change-of-Control has occurred, the Named Executive Officer will not receive payments under the Change-of-Control Agreement.

The severance payment is an amount equal to (a) the Named Executive Officer’s base salary in effect at the time of his or her separation from service plus (b) the average of the annual incentive bonuses paid to the Named Executive Officer for the two fiscal years immediately preceding the fiscal year in which the Change-of-Control occurs. The severance payment will be paid to the Named Executive Officer in one lump sum within 30 days of his or her separation from service. However, if the Named Executive Officer is a “specified employee” and the definition of “Good Reason” does not qualify as an “involuntary separation” from service, the severance payment will be paid to the Named Executive Officer in one lump sum on the first day of the seventh month following the officer’s termination of employment. In addition to the severance payment, shares granted to the Named Executive Officers pursuant to the 2001 Incentive Plan will vest and all restrictions will lapse as of the effective date of the Change-of-Control.

In addition, under each Change-of-Control Agreement, each executive is entitled to receive continuation of the Company’s group health plan coverage under COBRA. The Company will pay the portion of the employer’s share of the cost of the premium for 18 months of the COBRA coverage period (in accordance with any premium cost-sharing arrangement in effect as of the date of termination).

“Change-of-Control” means and will be deemed to have occurred if: (1) any person (not including the Company, any Company employee benefit plan, any person acquiring such securities directly from the Company or the Named Executive Officer or any other person already owning 15% or more of the voting power at the time of the Change-of-Control Agreement) becomes a beneficial owner (pursuant to Rule 13d-3 under the Exchange Act), either directly or indirectly, of 15% or more of the combined voting power of the Company’s outstanding securities having a right to vote; (2) any stockholder of the Company beneficially owning 15% or more of the combined voting power of the Company’s outstanding securities as of the date of the Change-of-Control Agreement becomes the beneficial owner of 20% or more of the combined voting power of the Company’s then outstanding securities ordinarily having the right to vote at an election of directors; (3) individuals who, as of the date of the Change-of-Control Agreement, constitute the Board cease for any reason to constitute at least 80% of the Board; provided however, that any person becoming a member of the Board after the date of the Change-of-Control Agreement whose election was approved by a vote of at least 80% of the members of the Board that were members as of the date of the Change-of-Control Agreement, shall be considered as though that person was a member of the Board as of the date of the Change-of-Control Agreement; or (4) approval by the stockholders of the Company and consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company, with or to a corporation or other persons who were stockholders of the Company immediately prior to the transaction do not, immediately thereafter, own more than 80% of the combined voting power of the outstanding voting securities of the new merged, consolidated, reorganized or purchasing corporation and 80% of the members of the Board of the new merged, consolidated, reorganized or purchasing corporation were not members of the Company’s Board prior to the consummation of the reorganization, merger, consolidation or purchase.

“Cause” is defined in each Change-of-Control Agreement as gross and willful misconduct resulting in material injury to the Company, fraudulent or criminal conduct that may have an adverse impact on the Company or its affiliate’s name or reputation, material failure or refusal to perform duties, use of drugs or alcohol in violation of the Company’s policy or a material breach of the Named Executive Officer’s employment obligations to devote substantially all of his or her business time, attention, skill and effort to the faithful performance of his or her duties.

“Good Reason” is defined in each Change-of-Control Agreement as: (a) the Named Executive Officer’s compensation is reduced by the Company; (b) the Named Executive Officer’s functions, duties and/or responsibilities are significantly reduced so as to cause his position with the Company to become of materially less dignity, responsibility and/or importance; or (c) the Named Executive Officer is required by the Company to relocate his or her residence or the Company’s principal business office is relocated more than 60 miles away from the Company’s then-current location.

Insurance Agreement with Mr. Hemelt.  On October 18, 2006, the Company’s Board approved an agreement with Mr. Hemelt (the “Hemelt Insurance Agreement”). The Hemelt Insurance Agreement requires the Company to transfer a life insurance policy to Mr. Hemelt upon his termination of employment, for any reason, from the

Company. In addition, upon the transfer of the policy, the Company must pay to Mr. Hemelt an amount equal to the total presumed federal and state taxes that could be imposed with respect to the income tax payable upon the transfer and assignment of the policy. The face amount and cash surrender value of the insurance policy at March 31, 2010 was $400,000 and $40,043, respectively.

Executive Retention Agreement.  The award potential for each Named Executive Officer under the incentive bonus based on the retention element of the Revised FY 2010 Plan was 100% of such officer’s base salary as of September 2, 2009. In connection with this grant, the Company entered into an Executive Retention Agreement with each Named Executive Officer. See “Compensation Discussion and Analysis — What are the elements of the Company’s compensation program? — Incentive Bonus Based on Revenue Element of Revised FY 2010 Plan” above.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive
								Plan	Plan
								Awards:	Awards:
			Equity					Number of	Market or
			Incentive					Unearned	Payout
			Plan Awards:			Number of	Market	Shares,	Value of
	Number of	Number of	Number of			Shares or	Value of	Units or	Unearned
	Securities	Securities	Securities			Units of	Shares of	Other	Shares,
	Underlying	Underlying	Underlying			Stock	Stock	Rights	Units or
	Unexercised	Unexercised	Unexercised	Option		That	That	That	Other
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Rights That
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Have Not
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(1)	($)(2)	(#)(3)	Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

William J. Hemelt,	10,000	—		7.96	07/22/2010	37,899 (4)	$192,148
President and Chief	20,000	—		17.90	01/15/2011
Executive Officer	25,000	—		8.13	7/30/2011
	20,000	—		10.73	02/07/2012
Samuel C. Cowley,						37,824 (5)	$191,768
Executive Vice President, Business Development, General Counsel, Secretary
Timothy L. Clarot,	20,000	—		17.90	01/15/2011	25,330 (6)	$128,423
Vice President, Research and Development
James Marini,	20,000	—		17.90	01/15/2011	25,207 (7)	$127,799
Vice President, Sales	4,700	—		10.73	02/07/2012
Timothy J Connors,						23,979 (9)	$121,574
Vice President, Marketing(8)

1)	This column consists of unvested restricted stock shares, as discussed under the heading “Compensation Discussion and Analysis — What are the elements of the Company’s compensation program? — Long-Term Incentives.”

2)	The amount in this column is calculated by multiplying the closing market price of our common stock at the end of fiscal 2010 ($5.07 per share as of March 31, 2010) by the number of restricted shares listed for the specified officer.

3)	There are no awards of this type outstanding.

4)	Includes 6,326 shares of restricted stock that vest on May 8, 2010, 6,325 shares of restricted stock that vest on May 8, 2011, 8,416 shares of restricted stock that vest on May 7, 2010, 8,416 shares of restricted stock that vest May 7, 2011 and 8,416 shares of restricted stock that vest on May 7, 2012.

5)	Includes 10,567 shares of restricted stock that vest on May 8, 2010, 10,567 shares of restricted stock that vest on May 8, 2011, 5,564 shares of restricted stock that vest on May 7, 2010, 5563 shares of restricted stock that vest on May 7, 2011 and 5,563 shares of restricted stock that vest on May 7, 2012.

6)	Includes 5,429 shares of restricted stock that vest on May 8, 2010, 5,428 shares of restricted stock that vest on May 8, 2011, 4,825 shares of restricted stock that vest on May 7, 2010, 4,824 shares of restricted stock that vest on May 7, 2011 and 4,824 shares of restricted stock that vest on May 7, 2012.

7)	Includes 5,373 shares of restricted stock that vest on May 8, 2010, 5,372 shares of restricted stock that vest on May 8, 2011, 4,821 shares of restricted stock that vest on May 7, 2010, 4,821 shares of restricted stock that vest on May 7, 2011 and 4,820 shares of restricted stock that vest on May 7, 2012.

8)	Mr. Connors resigned from his position as Vice-President, Marketing of the Company effective April 16, 2010.

9)	Pursuant to the 2001 Long-Term Incentive Plan, all unvested restricted stock was forfeited upon Mr. Connor’s termination of employment on April 16, 2010.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2010

	Option Awards		Stock Awards
	Number of Shares	Value Realized On	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)(1)	(#)(2)	($) (3)
(a)	(b)	(c)	(d)	(e)

William J. Hemelt,	0	0	11,508	130,335
President and Chief Executive Officer
Samuel C. Cowley,	0	0	13,228	185,388
Executive Vice President, Business Development, General Counsel and Secretary(4)
Timothy L. Clarot,	70,000	688,717	9,875	111,848
Vice President, Research and Development
James Marini,	5,300	47,700	8,574	104,615
Vice President, Sales
Timothy J. Connors,	0	0	8,464	101,394
Vice President, Marketing(5)

1)	Represents the number of options exercised multiplied by the difference between the market price of the Company’s common stock on the exercise date and the exercise price of the options.

2)	Represents restricted stock awards that vested in fiscal 2010.

3)	Represents the number of shares multiplied by the market value of the shares on the vesting date.

4)	2,660 shares vested were awarded while Mr. Cowley served as an independent Board member for the Company. Mr. Cowley was appointed Executive Vice President of Business Development, General Counsel and Secretary on May 8, 2008.

5)	Mr. Connors resigned his position of Vice President, Marketing of the Company effective April 16, 2010.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-OF-CONTROL

In this section of the Proxy Statement, we describe the potential payments that each of the Named Executive Officers could receive following termination of employment, including through resignation, severance, retirement, death, disability or a Change-of-Control of the Company (each, a “Termination Event”). We first describe plans, agreements, or arrangements under which each Named Executive Officer could receive payments following a Termination Event, excluding those that do not discriminate in favor of our executive officers and that are available generally to all salaried employees (“Termination Plans”). We then discuss the potential payments that could be due to each Named Executive Officer under the Termination Plans because of a Termination Event. As required by SEC rules, we have calculated these payments as if each Termination Event occurred on March 31, 2010, the last business day of fiscal 2010, and the price per share of the Company’s common stock is the closing market price on that same day (March 31, 2010 closing market price of $5.07). We also have discussed the assumptions underlying the payments. The payments to the Named Executive Officers under the various Termination Event scenarios described in this section are not intended to affect the Company’s obligations to the Named Executive Officers. Those obligations are subject to, and qualified by, the contracts or arrangements giving rise to such obligations.

Change-of-Control Arrangements

Our change-of-control arrangements and the events triggering change-of-control payments are discussed in detail under “Agreements with Named Executive Officers.” As noted under that section, the change-of-control arrangements with the Named Executive Officers are reflected in separate Change-of-Control Agreements. The terms of each change-of-control arrangement are substantially similar. If a Termination Event triggering payments under the change-of-control arrangements occurred on March 31, 2010, each Named Executive Officer would be eligible to receive the following severance payments: Mr. Hemelt $628,574; Mr. Cowley $406,100; Mr. Clarot $334,763; Mr. Marini $333,925; and Mr. Connors $318,550. The Named Executive Officer would receive such severance payment only if he executed a release agreement reasonably requested by the Company. For additional information regarding how payments to our Named Executive Officers would be paid upon a Termination Event, see “Agreements with Named Executive Officers” above. For additional information for when a Named Executive Officer would not receive payments under the Change-of-Control Agreement, see “Agreements with Named Executive Officers” above.

In addition to the severance payments described in the preceding paragraph, shares granted to the Named Executive Officers pursuant to the 2001 Incentive Plan would vest and all restrictions would lapse as of the effective date of the Change-of-Control. Assuming a Change-of-Control occurred on March 31, 2010, the restrictions on each Named Executive Officer’s restricted stock would lapse and each Named Executive Officer would be able to realize the following values (based on the closing market price of the underlying securities on March 31, 2010 times the number of shares affected); Mr. Hemelt — $192,148; Mr. Cowley — $191,768; Mr. Clarot — $128,423; Mr. Marini — $127,799; and Mr. Connors — $121,574.

The payments to the Named Executive Officers under the various Termination Event scenarios described in this section are not intended to affect the Company’s obligations to the Named Executive Officers. Those obligations are subject to, and qualified by, the contracts or arrangements giving rise to such obligations.

Hemelt Insurance Agreement

Mr. Hemelt’s insurance agreement with the Company is discussed in detail under “Agreements with Named Executive Officers — Insurance Agreement with Mr. Hemelt.” Assuming that, on March 31, 2010, Mr. Hemelt’s employment with the Company terminated for any reason, the Company would be required to transfer a life insurance policy to Mr. Hemelt pursuant to the Hemelt Insurance Agreement. The face amount and cash surrender value of the insurance policy at March 31, 2010 was $400,000 and $40,043, respectively, and the tax gross-up payment associated with the policy at that date would have been approximately $12,658.

Retirement Benefits

The Company does not provide any retirement benefits to its Named Executive Officers beyond the Company’s 401(k) plan, which is available to employees meeting the plan’s eligibility requirements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Ms. Lori Bush (Chairman), Mr. John Clayton, Mr. L. White Matthews, III, and Mr. Michael Zeher. No member of the Compensation Committee was an officer or employee of Matrixx or any of its subsidiaries in the fiscal year ended March 31, 2010, or was formerly such an officer or employee or had any other relationship requiring disclosure hereunder.

ADDITIONAL INFORMATION

How do we submit stockholder proposals or director nominations for the next annual meeting?

Under the Company’s Bylaws, and as SEC rules permit, stockholders must follow certain procedures to nominate a person for election as a director at an annual or special meeting, or to introduce an item of business at an annual meeting. Under these procedures, stockholders must submit the proposed nominee or item of business by delivering a notice to the Secretary of the Company at the Company’s principal executive offices. The Company must receive notice as follows:

Normally, the Company must receive notice of a stockholder’s intention to introduce a nomination or proposed item of business for an annual meeting not earlier than one hundred twenty (120) days and not later than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Assuming that the Company’s 2010 Annual Meeting is held on schedule, the Company must receive notice pertaining to the 2011 Annual Meeting no later than May 28, 2011. Under the SEC’s rules, for a stockholder proposal to be included in the 2011 proxy statement, the proposal must be received by the Company no later than March 17, 2011.

However, if the Company holds the annual meeting on a date that is not within thirty (30) days before or after such anniversary date, the Company must receive the notice no later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

A notice of a proposed nomination must include certain information about the stockholder and nominee. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the stockholder in the business, and certain other information about the stockholder.

The Board and the Company’s management know of no other matters or business to be presented for consideration at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment on any such matters. The persons named in the enclosed proxy may also, if they deem it advisable, vote such proxy to adjourn the Annual Meeting from time to time.

The Secretary will forward all director nominee recommendations to the Corporate Governance and Nominating Committee for its review. If a stockholder submits a proposal after the close of business on May 28, 2011, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the proposal when and if the proposal is raised at the 2011 Annual Meeting.

How many annual reports and proxy statements are delivered to a shared address?

If you and one or more stockholders of Company stock share the same address, it is possible that only one annual report and proxy statement was delivered to your address. This is known as “householding.” Any registered stockholder who wishes to receive separate copies of an annual report or proxy statement at the same address now or in the future may mail a request to receive separate copies to: Matrixx Initiatives, Inc., Attn: Investor Relations, 8515 E. Anderson Drive, Scottsdale, Arizona 85255 and the Company will promptly deliver the annual report or proxy statement to you upon your request.

Stockholders who own Company stock through a broker and who wish to receive separate copies of an annual report and proxy statement should contact their broker.

Stockholders currently receiving multiple copies of an annual report and proxy statement at a shared address and who wish to receive only a single copy in the future may call the Company’s Stockholder Services at Broadridge 800-542-1061.

Who is bearing the cost for this proxy solicitation?

The Board is soliciting the enclosed proxy. The Company bears the cost of the solicitation of proxies. Proxies are primarily sent by mail, although the Company may solicit consenting stockholders over the internet or by telephone. As required, the Company will reimburse brokerage houses and others for their out-of-pocket expenses in forwarding documents to beneficial owners of stock.

OTHER MATTERS

Our Board is not presently aware of any matter to be presented at the Annual Meeting other than those described in this Proxy Statement. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy card to vote such proxy card on such matters in accordance with their judgment.

ANNUAL REPORT

A copy of our 2010 Annual Report to Stockholders, which includes our financial statements for the fiscal year ended March 31, 2010, was mailed with this Notice and Proxy Statement on or about July 15, 2010 to all stockholders of record on the Record Date. We will provide our complete Annual Report on Form 10-K at no charge to any requesting person.

Requests can be made by:

•	calling 602-385-8888

or

•	via the internet by going to http://www.matrixxinc.com.

MATRIXX INITIATIVES, INC.

Samuel C. Cowley
Executive Vice President,
General Counsel and Secretary

Scottsdale, Arizona
July 15, 2010

MATRIXX INITIATIVES, INC.
ANNUAL MEETING OF STOCKHOLDERS
AUGUST 25, 2010
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby constitutes and appoints WILLIAM J. HEMELT and SAMUEL C. COWLEY, and each of them individually, with full power of substitution, the true and lawful attorney and proxy of the undersigned, to attend the annual meeting of the stockholders of MATRIXX INITIATIVES, INC. (the “Company”) to be held at the Company’s Offices located at 8515 E. Anderson Drive, Scottsdale, Arizona 85255, on August 25, 2010 at 10:00 a.m. (local time), and any adjournments thereof, and to vote the shares of common stock of the Company standing in the name of the undersigned, as directed below, with all the powers the undersigned would possess if personally present at the meeting.

Proposal No. 1: To elect three directors nominated in the Proxy Statement to the Company's Board of Directors to serve for their elected term or until their successors are elected.

Nominees:	John M. Clayton, Ph.D., William J. Hemelt, and Michael A. Zeher for a term expiring in 2013

VOTE FOR ALL nominees

WITHHOLD VOTE FOR ALL nominees

WITHHOLD FOR ALL nominees, EXCEPT those whose names are written on the line provided below (if any):

Proposal No. 2: To ratify the appointment of Mayer Hoffman McCann P.C. as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2011.

VOTE FOR

VOTE AGAINST

VOTE WITHHELD

PLEASE PROMPTLY DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE.
This proxy will be voted in accordance with the directions indicated herein. If no specific directions are given, this proxy will be voted FOR Proposal No.  1 and FOR Proposal No.  2, and, with respect to any other business as may properly come before the meeting, in accordance with the discretion of the proxies.

DATED:	, 2010

(Signature)

(Signature)

When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If a joint tenancy, please have both joint tenants sign.